EXHIBIT 1

AGREEMENT OF JOINT FILING

Each of the undersigned hereby agrees that the attached Schedule 13G, together with any and all amendments thereto, is filed on behalf of each of the undersigned, pursuant to Rule 13d-1 of the General Rules and Regulations of the Securities and Exchange Commission.  In accordance with Rule 13d-1(k)(1) under the Exchange Act, each of the undersigned hereby acknowledges that he or it, as the case may be, is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in several counterparts, each of which may be deemed to be an original, but all of which together will constitute one and the same Agreement.

Date:  February 13, 2009
RWE Aktiengesellschaft

By:	/s/ Jens Gemmecke, by power of attorney*
Jens Gemmecke, by power of attorney*

By:	/s/ Christian Ring, by power of attorney*
Christian Ring, by power of attorney*

Date:  February 13, 2009
RWE Aqua Holdings GmbH

By:	/s/ Jens Gemmecke, by power of attorney**
Jens Gemmecke, by power of attorney**

By:	/s/ Christian Ring, by power of attorney**
Christian Ring, by power of attorney**